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                                                                      EXHIBIT 15

                          ACCOUNTANTS' ACKNOWLEDGEMENT

FIRST BRANDS CORPORATION
83 Wooster Heights Road
Danbury, CT 06813-1911

Gentlemen:

Re: Form S-8 Registration Statements No. 33-35770 and No. 33-56992

     With respect to the subject registration statements, we acknowledge our awareness of the use therein of our reports dated November 8, 1993 and February 1, 1994 related to our review of interim financial information.

     Pursuant to Rule 436 (c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          Very truly yours,
                                          /s/ KPMG PEAT MARWICK
                                          KPMG PEAT MARWICK

New York, New York
February 1, 1994